Exhibit 99.1

COVENTRY HEALTH CARE ANNOUNCES DISMISSAL OF ALL CHARGES

IN THE CHARLES B. SHANE CLASS ACTION SUIT

Bethesda, Maryland (June 20, 2006) – Coventry Health Care, Inc. (NYSE: CVH) today announced that U.S. District Judge Federico A. Moreno has issued a summary judgment order in favor of Coventry dismissing all remaining claims filed against the company as a part of the Charles B. Shane., et al., vs. Humana, Inc., et al., litigation filed in the United States District Court for the Southern District of Florida, Miami Division, Multi-District Litigation, No. 1334. This lawsuit was filed by a group of physicians as a class action against Coventry and nine other companies in the managed care industry. The Company is pleased with this outcome and remains committed to operational excellence, including mutually-beneficial relationships with physicians and other providers.

This press release may contain forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, relating to future events or future financial performance. Actual performance may be significantly impacted by certain risks and uncertainties, including those described in Coventry’s Annual Report on Form 10-K for the year ended December 31, 2005.

Coventry Health Care is a national managed health care company based in Bethesda, Maryland operating health plans, insurance companies, network rental/managed care and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicare Prescription Drug Plans, Medicaid, Workers’ Compensation services and Network Rental to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.cvty.com and www.firsthealth.com.

Contact: Coventry Health Care, Inc. Bethesda
               Shawn M. Guertin, 301-581-5701
               Drew Asher, 301-581-5717